EXHIBIT (10)(BBB)(I)


                           NANTUCKET INDUSTRIES, INC.

                                  May 19, 1998


NAN Investors, L.P.
c/o Fundamental Capital Corp.
291 Ocean Avenue
Lawrence, New York 11559
Attention: Murray Forman

         Re. Forbearance Agreement


Dear Murray:

        Nantucket Industries, Inc. (the "Company") hereby confirm to you as follows:

         1. The Company is currently in default under the two Convertible Subordinated Debentures payable to NAN investors, L.P. ("NAN"), dated August 15, 1996 (collectively: the "Debentures"), in the original principal amounts of $1,166,150 (the "A Debenture") and $1,591,850 (the "B Debenture"), respectively, among other things for failure by the Company to make timely payment of the interest payments due under the Debentures on August 15, 1997 February 15, 1998 (the "Interest Payment Defaults").

         2. Furthermore, the Company acknowledges that it defaulted under the letter agreement with the Company, dated September 30, 1998, by failing to make the August 15, 1997 interest payment, plus interest thereon at an annual rate of
12.5 accruing from the originally scheduled payment date, on or before November 30, 1997.

         3. The Company acknowledges that, as of the date hereof, the principal amount outstanding under the A Debenture is $1,168,150 and the principal amount outstanding under the B Debenture is $884,650. In addition, the Company acknowledges that the August 15, 1997 and February 15, 1998 interest payments, together with interest accruing thereon at an annual rate of 12.5% accruing from the originally scheduled payment date, is currently due and payable.

         4. NAN hereby agrees to (a) extend the cure period under section 8(a)(ii) of each of the Debentures with respect to the Interest Payment Defaults until December 31, 1998, and (b) extend until December 31, 1998 the cure period under Section B(a)(ii) of each, of the Debentures with respect to the interest payment due under the Debentures on or before August 15, 1998, provided, however, that (i) each such extension shall be automatically and immediately terminated upon the earlier to occur of any other default or Event of Default




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under either of the Debentures,  the Common Stock and  Convertible  Subordinated
Debenture Purchase Agreement, dated as of August 13, 1996 (the "Purchase Agreement"), or this Agreement, and (ii) the interest payment due on August 15, 1998 shall bear interest from such date, calculated at an annual rate of 12.5% per annum, from August 15, 1998 until its payment in full.

         5. Within 5 days of recovery of any amounts by the Company (whether by compromise, settlement, judgment, execution or otherwise) arising out of the Nantucket v. Levi and Brittania litigation before the California Superior Court, San Francisco, the Company shall offer to prepay all or any portion of the amounts then outstanding under the Debentures at a price equal to 125% of the aggregate principal amount thereof, together with any interest accrued and unpaid thereon (including any interest accrued on any defaulted interest payment in accordance with the provisions of this Agreement) up to and including the prepayment date.

         6. In consideration of NAN's aforesaid agreement, the Company agrees as follows:

                  (a) The Debentures shall be secured by a first priority lien on all of the assets of the Company, which lien shall automatically and immediately take effect at such time as no amounts remain outstanding under the Loan and Security Agreement, dated March 21, 1994, as amended, among the Company and Congress Financial Corporation (the "Congress Facility") or to the extent not otherwise prohibited under the Congress Facility.

                  (b) On or before May 21, 1998, the Company shall issue to NAN 16,500,000 warrants (the "Warrants"), in form satisfactory to NAN, each of which Warrants shall be exercisable for and convertible into one fully-paid and nonassessable share of Common Stock of the Company, par value $.10 per share, at any time following the date of issuance and through the fifth anniversary thereof at an exercise price of $0.10 per share of Common Stock. To the extent that the Company has insufficient authorized and unissued shares of Common Stock to satisfy a notice by NAN of the exercise of the Warrants, the Company shall use its best efforts to promptly cause its authorized capital to be increased to the extent necessary to satisfy NAN's conversion right in full.

         7. On or before May 21, 1998, the Company shall cause its Board of Directors to: (a) take action so that Messrs. Ken Klein, James Carey, Marc Feder and Steven Schneider shall be continuing members of the Company's Board of Directors or nominated for reelection as director of the Company at the forthcoming annual meeting of shareholders, (b) prior to a "Distribution Date" occurring thereunder, repeal the Company's Share Purchase Right B Agreement, dated as of September 6, 1988, and (c) ratify this Agreement.

         8. The Company shall cause Messrs. Richard Ryan and Robert Rosen to resign from the Company's Board of Directors on or before May 21, 1998.




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         9. The Company shall do all things  reasonably  necessary to effectuate the provisions of this Agreement. The Company confirms that it has no claims or rights of action of any kind against NAN, NAN (GP) Investors, L.P., Fundamental Capital Corp. or any of their respective officers, directors, partners or shareholders.

         10. NAN agrees that the Company shall enter into the letter agreement of even date herewith with the Samberg Group, L.L.C., in the form annexed hereto.

         11. NAN agrees that the Company shall pay to third-party vendors (other than Lane Altman & Owens) up to an amount of $75,000 on account of charges incurred in connection with the litigation referred to paragraph 5 above, which charges shall be reviewed and approved by the Board after May 21, 1998.

         12. In the event the Company shall fail to comply timely with any of the provisions of this Agreement, this Agreement shall automatically terminate, and shall be without any further force or effect with respect to any of the parties hereto.

         If the foregoing correctly sets forth the terms of our agreement, please so indicate by signing in the space indicated below.


                                            Very truly yours,

                                            Nantucket Industries, Inc.


                                            By: /s/ Steven Samberg
                                               -------------------------
                                            Title: President
                                                   ---------------------

We agree to the foregoing.
NAN Investors, L.P.

By:    NAN (GP) Investors, L.P.
       General Partner
By:    Fundamental Capital Corp.
       General Partner

By: /s/ Murray Forman
   ---------------------------
Title: President
      ------------------------